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                                                                   Exhibit 12.01

                  UNITED CITIES GAS COMPANY AND SUBSIDIARIES

        COMPUTATION OF RATIO OF CONSOLIDATED EARNINGS TO FIXED CHARGES

                         FOR THE TWELVE MONTHS ENDED


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
(Unaudited, in thousands, except ratio amounts)
                                                       9-30-96    12-31-95   12-31-94   12-31-93   12-31-92   12-31-91
                                                       -------    --------   --------   --------   --------   --------
Fixed Charges, as defined:
   Interest on long-term debt........................  $14,530    $13,697    $14,026    $14,553    $12,965    $11,111
   Amortization of debt discount.....................      283        227        227        220        181        233
                                                       -------    -------    -------    -------    -------    -------
      Total..........................................  $14,813    $13,924    $14,253    $14,773    $13,146    $11,344
                                                       =======    =======    =======    =======    =======    =======
Earnings, as defined:
   Net income........................................  $15,425     $9,935    $12,093    $12,150    $10,218     $7,875
   Taxes on income...................................    9,795      6,970      6,503      5,681      5,171      2,564
   Fixed charges, as above...........................   14,813     13,924     14,253     14,773     13,146     11,344
                                                       -------    -------    -------    -------    -------    -------
      Total..........................................  $40,033    $30,829    $32,849    $32,604    $28,535    $21,783
                                                       =======    =======    =======    =======    =======    =======

Ratio of Consolidated Earnings to Fixed Charges......     2.70       2.21       2.30       2.21       2.17       1.92
                                                       =======    =======    =======    =======    =======    =======

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